EXHIBIT 99.1

FOR FURTHER INFORMATION:
J. Cameron Coburn	Betty V. Norris
Chairman, President & CEO	SVP & Chief Financial Officer
Tel: 910-509-3901	Tel: 910-509-3914
Email: ccoburn@capefearbank.com	Email: bnorris@capefearbank.com

Cape Fear Bank Corp. Announces Third Quarter EPS of $0.14, Up 27.3 Percent;

Total Assets Surpass $400 Million

WILMINGTON, NC – November 1, 2006 — Cape Fear Bank Corporation (NASDAQ: CAPE) reported third quarter 2006 net income of $533,000 compared with $422,000 for the third quarter of 2005, an increase of 26.3 percent. Diluted earnings per share were $0.14 compared with $0.11 for the prior-year third quarter, an increase of 27.3 percent. Performance reflects solid loan growth and excellent asset quality, partially offset by net interest margin pressure and expenses related to branch expansion.

For the first nine months of 2006, the Company reported net income of $1.6 million, compared with $1.0 million for the same period in 2005, an increase of $563,000, or 53.8 percent. Diluted earnings per share were $0.43 for the 2006 year-to-date period compared with $0.29 for the prior-year period, an increase of 48.3 percent.

Cameron Coburn, Chairman, President and CEO, commented, “This has been an eventful time for us at Cape Fear Bank. Our new name reflects our ongoing expansion in the Cape Fear region. With five full-service banking offices spanning three counties and over $400 million in total assets, our community bank has been gaining in regional stature. We are now the fifth-ranked bank in the Greater Wilmington MSA, up from number seven last year, with a 5.85 percent share of the deposits within that market.”

Total revenue, consisting of net interest income and non-interest income, was $3.6 million for the third quarter, an increase of $885,000, or 32.4 percent over the $2.7 million reported for the prior-year period. Net interest income for the current quarter increased 35.7 percent over 2005 to $3.4 million, reflecting 44.0 percent growth in average earning assets, partially offset by a 21 basis point decline in the net interest margin to 3.33 percent. The net interest margin declined nine basis points from the 3.42 percent reported for the second quarter of 2006.

Third quarter 2006 non-interest income of $267,000 compares with $264,000 for the year-ago period and $337,000 for the second quarter of 2006, which included approximately $91,000 of recovered expenses related to a loan charged off in 2003. Excluding this one-time benefit, third quarter non-interest income increased $21,000, or 8.5 percent from the prior quarter, as newer branches contributed to fee-based income.

Non-interest expense increased $683,000, or 39.4 percent, from $1.7 million for the third quarter of 2005 to $2.4 million this quarter. Expansion-related expenses accounted for the majority of this increase. Salaries and benefits increased to $1.2 million, up $295,000 or 31.6 percent from a year ago, reflecting the addition of 32 full-time equivalent employees, up 59.3 percent year-over-year. In addition, newly-added costs associated with the expensing of stock options were $89,000 year-to-date, and $30,000 for the quarter. Occupancy and equipment expense grew $161,000, or 62.9 percent. Other expenses were $773,000, up $227,000, or 41.6 percent, from last year’s third quarter. Due primarily to the effects of our expansion initiatives, the efficiency ratio deteriorated to 66.8 percent from 63.5 percent for the 2005 period.

Mr. Coburn commented, “Asset quality continues to be exceptionally sound, with minimal charge-offs and a consistently low level of non-performing assets. Although we expect our asset quality to remain strong, we have expanded our loan loss provision in anticipation of a possible slowdown in the economy and the potential impact on our loan portfolio.” For the third quarter of 2006, net recoveries were $1,000, compared with net recoveries of $75,000 for the June 30, 2006 quarter, and net charge-offs of $1,000, for the year-ago quarter. Non-performing assets were $945,000, or 0.22 percent of total assets at September 30, 2006 compared with $920,000, or 0.23 percent of total assets at June 30, 2006, and $764,000, or 0.25 percent, twelve months ago. Loan loss reserves at September 30, 2006 were $4.3 million, or 1.31 percent of total loans compared with 1.23 percent of total loans at June 30, 2006 and 1.28 percent a year ago.

Total assets were $423.2 million at September 30, 2006, an increase of $111.3 million, or 35.7 percent, from twelve months ago. Year-over-year, loans outstanding grew $82.4 million, or 33.4 percent, from $246.8 million a year ago, to $329.2 million for the current quarter. Loans increased $14.1 million, or 4.5 percent, from the previous quarter; construction loans accounted for the majority, $13.7 million, of this growth.

Loan growth over the past twelve months was funded primarily by a $102.8 million or 39.8 percent increase in deposits, to $360.8 million. Compared with the previous quarter, deposits grew $31.6 million, or 9.6 percent. Quarter-over-quarter, core deposits, including retail CDs, increased 4.6 percent, while lower-cost accounts (transaction accounts plus money market and savings) increased by $6.9 million or 8.4 percent and now constitute 24.6 percent of the deposit mix compared to 22.5 percent at December 31, 2005. According to Mr. Coburn, “We are making progress building core deposits as our newer branches mature. We are focused on building profitable relationships by providing our customers with a combination of loan and deposit products along with quality service.”

Shareholders’ equity at September 30, 2006 was $26.4 million, a twelve-month increase of $2.2 million, or 9.1 percent. The Company’s total risk-based capital ratio at quarter-end was 11.77 percent. Total shares outstanding at September 30, 2006 were 3,586,780. Mr. Coburn concluded, “We continue to benefit from a committed customer base and a solid regional economy. We are pleased with our progress and look forward to fulfilling the banking needs of the Cape Fear region.”

About the Company

Cape Fear Bank (the “Bank”), formerly known as Bank of Wilmington, was established in 1998 as a community bank, developed and managed by local residents of the communities it serves, who are committed to improving the quality of life and the quality of the local banking experience. Cape Fear Bank Corporation, the parent company, was formed in June 2005. The Bank serves the southeastern North Carolina market area with five full-service banking offices, including two in New Hanover County, two in Pender County, and one in Brunswick County. The Company’s stock is listed on the Nasdaq Capital Market under the symbol CAPE.

Forward-Looking Statements

Statements in this news release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in reports we file with the U. S. Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of those forward-looking statements include, but are not limited to, the financial success or changing strategies of our customers, customer acceptance of our services, products and fee structure, the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking market, actions of government regulators, our ability to manage our growth and to underwrite increasing volumes of loans, the impact on our profits of increased staffing and expenses resulting from expansion; the level of market interest rates and our ability to manage our interest rate risk, weather and similar conditions, particularly the effect of hurricanes on our banking and operations facilities and on our customers and the coastal communities in which we do business, changes in general economic conditions and the real estate market in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral), and other developments or changes in our business that we do not expect. Although our management believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

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CAPE FEAR BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Quarterly					Year to Date
	2006 3rd Qtr	2006 2nd Qtr	2006 1st Qtr	2005 4th Qtr	2005 3rd Qtr	2006	2005
	(Dollars in thousands except per share data)
EARNINGS
Net interest income	$3,351	3,170	3,087	2,797	2,469	9,606	6,502
Provision for loan and lease losses	$436	391	293	388	355	1,120	1,112
NonInterest income	$267	337	240	292	264	846	758
NonInterest expense	$2,418	2,305	2,099	1,794	1,735	6,822	4,587
Net income	$533	497	579	637	422	1,609	1,046
*Basic earnings per share	$0.15	0.14	0.16	0.18	0.12	0.45	0.29
*Diluted earnings per share	$0.14	0.13	0.16	0.17	0.11	0.43	0.29
*Average shares outstanding	3,586,743	3,586,518	3,586,518	3,586,518	3,586,518	3,586,594	3,586,190
*Average diluted shares outstanding	3,725,888	3,712,586	3,680,149	3,678,552	3,684,443	3,706,209	3,669,306
*Actual common shares outstanding	3,586,780	3,586,518	3,586,518	3,586,518	3,586,518	3,586,780	3,586,518

PERFORMANCE RATIOS
Return on average assets	0.52%	0.52%	0.63%	0.77%	0.59%	0.83%	0.55%
Return on average common equity	8.28%	7.99%	9.17%	10.34%	6.92%	12.72%	5.81%
Net interest margin (fully tax-equivalent)	3.33%	3.42%	3.49%	3.47%	3.54%	3.41%	3.57%
Efficiency ratio	66.83%	65.73%	63.09%	58.08%	63.48%	65.27%	63.18%
Full-time equivalent employees	86	74	73	62	54	86	54

CAPITAL
Equity to assets	6.25%	6.32%	6.58%	7.18%	7.78%	6.25%	7.78%
Regulatory leverage ratio	8.80%	9.14%	9.33%	10.69%	8.59%	8.80%	8.59%
Tier 1 capital ratio	10.24%	10.68%	11.23%	12.09%	9.43%	10.24%	9.43%
Total risk-based capital ratio	11.77%	12.23%	12.80%	13.29%	10.65%	11.77%	10.65
*Book value per share	$7.37	7.00	7.00	6.87	6.76	7.37	6.76

ASSET QUALITY
Gross loan charge-offs	$3	0	402	53	45	405	131
Net loan charge-offs (recoveries)	$(1)	(75)	401	42	1	325	53
Net loan charge-offs to average loans	0.00%	-0.10%	0.56%	0.06%	0.00%	0.21%	0.03%
Allowance for loan losses	$4,305	3,868	3,402	3,510	3,165	4,305	3,165
Allowance for losses to total loans	1.31%	1.23%	1.17%	1.26%	1.28%	1.31%	1.28%
Nonperforming loans	$329	920	948	1,174	751	329	751
Other real estate and repossessed assets	$616	0	0	0	13	616	13
Nonperforming assets to total assets	0.22%	0.23%	0.25%	0.34%	0.25%	0.22%	0.25%

END OF PERIOD BALANCES
Loans	$329,163	315,113	290,524	278,386	246,757	329,163	246,757
Total earning assets (before allowance)	$410,667	386,167	371,661	334,053	303,134	410,667	303,134
Total assets	$423,151	397,321	381,777	343,327	311,813	423,151	311,813
Deposits	$360,846	329,248	322,634	284,134	258,084	360,846	258,084
Shareholders’ equity	$26,443	25,097	25,110	24,635	24,245	26,443	24,245

AVERAGE BALANCES
Loans	$325,044	302,759	285,654	261,652	230,140	304,630	202,760
Total earning assets (before allowance)	$398,712	371,984	358,991	320,139	276,848	376,708	243,302
Total assets	$407,156	383,697	368,403	329,152	285,444	386,561	251,748
Deposits	$343,788	318,983	308,702	269,824	238,439	323,953	212,332
Shareholders’ equity	$25,737	24,894	25,270	24,642	24,383	25,302	24,007

*	Restated for 5% stock dividend for shareholders of record 6/22/06, paid out effective 6/30/06

CAPE FEAR BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30, 2006 (Unaudited)	December 31, 2005*
	(In thousands, except share data)
ASSETS
Cash and due from banks	$3,330	$1,854
Interest earning deposits in other banks	16,159	5,419
Investment securities available for sale, at fair value	63,326	48,655
Time deposits in other banks	298	199

Loans	329,163	278,386
Allowance for loan losses	(4,305)	(3,510)

NET LOANS	324,858	274,876

Accrued interest receivable	2,158	1,645
Premises and equipment, net	2,790	1,845
Stock in Federal Home Loan Bank of Atlanta, at cost	1,721	1,394
Foreclosed real estate and repossessions	616	—
Bank owned life insurance	5,440	5,296
Other assets	2,455	2,144

TOTAL ASSETS	$423,151	$343,327

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Demand	$34,791	$26,025
Savings	7,972	2,594
Money market and NOW	46,055	35,339
Time	272,028	220,176

TOTAL DEPOSITS	360,846	284,134

Long-term borrowings	33,310	32,310
Accrued interest payable	834	457
Accrued expenses and other liabilities	1,718	1,791

TOTAL LIABILITIES	396,708	318,692

Shareholders’ Equity
Common stock, $3.50 par value, 12,500,000 shares authorized; 3,586,780 and 3,416,068 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	12,554	11,956
Additional paid-in capital	12,710	11,052
Accumulated retained earnings	1,592	2,153
Accumulated other comprehensive loss	(413)	(526)

TOTAL SHAREHOLDERS’ EQUITY	26,443	24,635

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$423,151	$343,327

*	Derived from audited financial statements

CAPE FEAR BANK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands, except share and per share data)
INTEREST INCOME
Loans	$6,647	$3,985	$18,032	$9,947
Investment securities available for sale	733	376	2,017	961
Federal funds sold and interest-earning deposits	97	57	350	141

TOTAL INTEREST INCOME	7,477	4,418	20,399	11,049

INTEREST EXPENSE
Money market, NOW and savings deposits	466	177	1,144	393
Time deposits	3,177	1,553	8,285	3,755
Short-term borrowings	46	45	103	84
Long-term borrowings	437	174	1,261	315

TOTAL INTEREST EXPENSE	4,126	1,949	10,793	4,547

NET INTEREST INCOME	3,351	2,469	9,606	6,502
PROVISION FOR LOAN LOSSES	436	355	1,120	1,112

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,915	2,114	8,486	5,390

NON-INTEREST INCOME	267	264	846	758

NON INTEREST EXPENSE
Salaries and employee benefits	1,228	933	3,511	2,484
Occupancy and equipment	417	256	1,118	695
Other	773	546	2,193	1,408

TOTAL NON-INTEREST EXPENSE	2,418	1,735	6,822	4,587

INCOME BEFORE INCOME TAXES	764	643	2,510	1,561
INCOME TAXES	231	221	901	515

NET INCOME	$533	$422	$1,609	$1,046

NET INCOME PER COMMON SHARE*
Basic	$0.15	$0.12	$0.45	$0.29

Diluted	$0.14	$0.11	$0.43	$0.29

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING*
Basic	3,586,743	3,586,518	3,586,594	3,586,190
Effect of dilutive stock options	139,145	97,925	119,615	83,116

Diluted	3,725,888	3,684,443	3,706,209	3,669,306

*	All per share and outstanding share data has been restated for the 5% stock dividend distributed 6/30/06